Exhibit 5.1

September 16, 2025

Board of Directors

Nuburu, Inc.

7442 S Tucson Way, Suite 130

Centennial, CO 80112

Ladies and Gentlemen:

We have acted as counsel to Nuburu, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “Commission”) as of the date hereof, which incorporates by reference the Registration Statement on Form S-1 (No. 333-290147), which was declared effective by the Commission on September 12, 2025 (together the “Registration Statement”). This opinion covers the issuance and sale by the Company pursuant to the Registration Statement of (i) 32,373,536 shares (the “Shares”) of the Company’s Common Stock, (ii) pre-funded warrants to purchase 51,660,075 shares of Common Stock (the “Pre-Funded Warrants,” and the shares of Common Stock to be issued pursuant to the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), (iii) common warrants to purchase 126,050,417 shares of Common Stock (the “Common Warrants,” and the shares of Common Stock to be issued pursuant to the Common Warrants, the “Common Warrant Shares”), and (iv) placement agent warrants to purchase 3,361,344 shares of Common Stock (the “Placement Agent Warrants,” and the shares of Common Stock to be issued pursuant to the Placement Agent Warrants, the “Placement Agent Warrant Shares”), pursuant to the Registration Statement. The Pre-Funded Warrant Shares, Common Warrant Shares, and Placement Agent Warrant Shares are collectively referred to herein as the “Warrant Shares.”

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement.

As the basis for the opinion hereinafter expressed, we have reviewed originals or copies of the following:

A. the Registration Statement;

B. the Amended and Restated Certificate of Incorporation of the Company, as amended, as currently in effect;

C. the Amended and Restated Bylaws of the Company, as amended, and as currently in effect;

D. the Securities Purchase Agreement, dated September 15, 2025, by and among the Company and the purchasers identified on the signature pages thereto (the “Purchase Agreement”);

E. the forms of the Pre-Funded Warrant, Common Warrant and Placement Agent Warrant;

F. a certificate of good standing covering the Company, issued by the Secretary of State of the State of Delaware as of a recent date; and

G. such resolutions, records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by parties other than the Company.

Location	Mailing Address P.O. Box 8749 Denver, CO 80201-8749	Contact
555 17th Street, Suite 3200 Denver, CO 80202-3921		p: 303.295.8000 | f: 303.295.8261 www.hollandhart.com

Holland & Hart LLP Anchorage Aspen Billings Boise Boulder Cheyenne Denver Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

September 16, 2025

We are opining herein as to the Delaware General Corporation Law, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Shares, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided in the Purchase Agreement, will be validly issued, fully paid and non-assessable, (2) the Pre-Funded Warrants, when issued and delivered pursuant to the terms of the Purchase Agreement and the Pre-Funded Warrants, will constitute binding obligations of the Company, (3) the Pre-Funded Warrant Shares, when issued upon exercise of the Pre-Funded Warrants pursuant to the terms of the Purchase Agreement and the Pre-Funded Warrants, will be validly issued, fully paid, and non-assessable, (4) the Common Warrants, when issued and delivered pursuant to the terms of the Purchase Agreement and the Common Warrants, will constitute binding obligations of the Company, (5) the Common Warrant Shares, when issued upon exercise of the Common Warrants pursuant to the terms of the Purchase Agreement and the Common Warrants, will be validly issued, fully paid, and non-assessable, (6) the Placement Agent Warrants, when issued and delivered pursuant to the terms of the Placement Agent Warrants, will constitute binding obligations of the Company, and (7) the Placement Agent Warrant Shares, when issued and delivered pursuant to the terms of the Placement Agent Warrant, will be validly issued, fully paid, and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting a part of the Prior Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Holland & Hart LLP